CERTIFICATE  OF  INCORPORATION
OF
21st  Century  Telesis  (H),  Inc.

FIRST.     The  name  of  the  corporation  is  21st  Century
Telesis  (II),  Inc.

SECOND.   The  address  of  the  corporation's  registered
office  in  the  State  of  Delaware  is  Corporation  Trust  Center,  1209
Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the registered agent at such address is The
Corporation  Trust  Company.

THIRD.  The  purpose  of  the  corporation  is  to  engage  in any lawful act or activity
 for which corporations may be organized under the General Corporation Law of Delaware.
FOURTH.   The  corporation  shall  have  the  authority  to issue two classes of capital
stock, to be called, respectively, "Preference Stock" and "Common Stock". The total number of shares which the corporation shall have the authority to issue will be 5,500,100. The total number of shares of Preference Stock which the corporation shall have the authority to issue will be 5,500,000, and each such share shall have a par value of $.10 and a dissolution preference factor equal to the price at which such share shall be first sold by the corporation, as set by the Board of Directors. The total number of shares of Common Stock which the corporation shall have the authority to issue will be 100. The Common Stock shall have a par value of $.01 and a dissolution preference factor of 0. Distributions to stockholders o
f the corporation, if consequent upon a resolution to dissolve the corporation adopted by stockholders prior to June 30, 1996, shall be made ratably on each share of capital stock of the corporation in proportion to the dissolution preference factor of such share. Distributions to stockholders consequent upon adoption by stockholders after June 30, 1996, of a resolution to dissolve the corporation shall be made equally as to each share of the corporation's capital stock, w

Until June 30, 1996, each share of Common Stock of the corporation shall be entitled to cast that number of votes at meetings of the stockholders of the corporation as shall be determined by a fraction, the numerator of which shall be the total number of shares of capital stock of the corporation entitled to vote at such meeting multiplied by .501, and the denominator of which shall be the total number of shares of Common Stock entitled to vote at such meeting.

Until June 30, 1996, each share of Preference Stock of the corporation shall be entitled to cast that number of votes at meetings of the stockholders of the corporation as shall be determined by a fraction, the numerator of which shall be the total number of shares of capital stock of the corporation entitled to vote at such meeting multiplied by .499, and the denominator of which shall be the total number of shares of Preference Stock entitled to vote at such meeting.

After June 30, 1996, each share of capital stock of the corporation shall be entitled to cast one vote at meetings of the stockholders of the corporation.

Preference Stock shall have no preference in respect of the payment of dividends, and shares of Preference Stock and shares of Common Stock shall share equally in all dividends declared by the Board of Directors of the Corporation.

The total number of shares of (a) the corporation's Preference Stock and (b) the Preference Stock of 21st Telesis,
Inc., a Delaware corporation, that may be held by any one stockholder of this corporation, together with all affiliates of such stockholder, shall not exceed 25% of the total shares of capital stock of both such corporations issued and outstanding at any time, and this corporation shall have the authority to redeem from any stockholder, or any affiliate of any stockholder, that number of shares or Preference Stock of this corporation necessary to reduce the total of shares held by such stockholder, together with all affiliates of such stockholder, to a number representing not more than 25% of the shares of capital stock of such corporations then outstanding. Such shares shall be redeemed for cash, in an amount equal to the aggregate par value of such shares of the fair market value of such shares, as determined in good faith by the Board of Directors of the corporation, which ever shall be lower. For purposes of this paragraph, "affiliate" shall have the meanings assigned by Sec. 24.720 of Part 24 of Chapter I of Title 47 of the Code of Federal Regulations, as amended from time to time, or any provision substituted therefore of like intent.

FIFTH.  The  name  and  address  of  the  incorporator  is  as  follows:

          M.  C.  Kinnamon     Corporation  Trust  Center
          1209  Orange  Street
          Wilmington,  Delaware  19801


SIXTH. Special meetings of the stockholders may be called by the Board of Directors, the Chairman of the Board, the President of holders of shares entitled to cast not less than 10% of the votes at the special meeting.
SEVENTH. To the fullest extent permitted by the Delaware General Corporation Law as the same exist or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of the fiduciary duty as a director.
To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, the corporation is authorized to provide indemnification of any person who is or was an officer, employees, trustee or agent of the corporation for monetary damages for breach of their duty to the corporation or its stockholders.
Neither any amendment nor repeal of this Article SEVENTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article
SEVENTH,  shall  eliminate  or  reduce  the  effect  of  the  Article
SEVENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article SEVENTHS, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.





M.     C.  Kinnamon
M.     C.  Kinnamon




STATEMENT
OF
SOLE  INCORPORATOR
OF
21st  Century  Telesis  (II),  Inc.



The certificate of incorporation of this corporation having been filed in the office of the Secretary of State, the undersigned, being the sole incorporator named in said certificate, does hereby state that the following actions were taken on this day for the purpose of organizing this corporation:
1. The following person was elected as a director to hold office until the first annual meeting of stockholders or until his successor is elected and qualified:
Michael  W.  Palmer
2. That the sole director was authorized to make and adopt the by-laws of the corporation and, in his discretion, to issue the shares of the capital stock of this corporation to the full amount or number of shares authorized by the certificate of incorporation, in such amounts and for such considerations as from time to time shall be determined by the board and as may be permitted by law.

M.     C.  Kinnamon
M.     C.  Kinnamon